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                                   EX-10.41

                        COMPENSATION ARRANGEMENTS WITH

                                JAMES R. KERBER

                              AS APPROVED BY THE

                            COMPENSATION COMMITTEE

                                      AND

                              BOARD OF DIRECTORS

                                MARCH 2, 1995

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1.   TERM. The term of Mr. Kerber's employment shall commence as of October
     10, 1994 and shall expire on September 30, 1997 (the "Term"), unless sooner terminated pursuant to the Company's or Mr. Kerber's right to do so.

2 SALARY. The Company shall pay Mr. Kerber during the Term a base salary per annum of Two Hundred Fifty Thousand Dollars ($250,000) through February 28, 1995 and Three Hundred Thousand Dollars ($300,000) commencing March 1, 1995 (the "Base Salary"), payable in accordance with the Company's payroll procedure as presently in effect and as may be amended from time to time. The Company, by action of its Board of Directors, may increase the Base Salary at any time and from time to time during the Term.

3. BENEFITS. Mr. Kerber shall be permitted during the Term to participate in any hospitalization or disability insurance plans, health programs, personnel plans, bonus plans or similar plans or benefits, including vacation, that may be available to other executive officers of the Company and its affiliates generally, in each case to the extent he is eligible under any applicable terms of such plans or programs as amended from time to time.

4. EXPENSES. The Company shall pay or reimburse Mr. Kerber for all reasonable out-of-pocket expenses actually incurred or paid by him during the Term in the performance of his services, provided he properly accounts therefor in


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     accordance with Company policy as in effect from time to time. The
     Company does not expect Mr. Kerber to relocate to Dallas, Texas; therefore, during the Term, Mr. Kerber will be entitled to reimbursement for reasonable lodging expenses in Dallas and reasonable expenses for travel between Dallas, Texas and Denver, Colorado.

5. BONUS. The Company may pay Mr. Kerber bonuses at such times and in such amounts at the Board's sole and absolute discretion.

6. SEVERANCE PAY. Mr. Kerber shall have the benefit of the SLC Companies' Salaried Employees Severance Pay Plan (the "Severance Plan"), subject to all of the terms and provisions thereof and of this memorandum. In addition, at any time Mr. Kerber is entitled to a payment pursuant to the Severance Plan, the Company shall also pay to Mr. Kerber as additional severance an amount equal to the difference between the Base Salary and the amount Mr. Kerber is paid under the Severance Plan ("Additional Severance").

7. AUTOMOBILES. During the Term, Mr. Kerber shall have the use in Denver, Colorado and Dallas, Texas of automobiles purchased or leased by the Company.

8. INDEMNIFICATION. To the full extent of the Company's Certificate of Incorporation and Bylaws and pursuant to the customary and standard indemnification agreement provided by the Company to its senior executive officers, Mr. Kerber shall be indemnified and held harmless against all losses, costs and expenses arising from his employment as a director and officer of the Company.

9. TERMINATION FOR CAUSE. The Company may terminate Mr. Kerber's employment at any time for Cause. Such termination shall be effected by the delivery of a written notice of termination to Mr. Kerber and shall be effective as of the date of delivery of such notice. Mr. Kerber shall have no right to receive any compensation on and after the effective date of such termination other than Base Salary and other benefits earned and accrued prior to the date of termination and reimbursement for expenses incurred prior to the date of termination.

     "Cause" shall mean (i) the willful and continued failure by Mr. Kerber to substantially perform his duties as determined by the Board in its sole discretion, (ii) the commission of an act of fraud, misappropriation or embezzlement by Mr. Kerber involving the Company or its subsidiaries, or (iii) a conviction of, or plea of NOLO CONTENDERE or a guilty plea


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     or confession by, Mr. Kerber to an act of fraud, misappropriation or embezzlement or to a felony or to conduct prohibited by state or federal law.

10. TERMINATION WITHOUT CAUSE. The Company may terminate Mr. Kerber's employment WITHOUT CAUSE effective upon the giving of written notice thereof to Mr. Kerber. If Mr. Kerber's employment is terminated by the Company without Cause then the Company shall pay him the compensation to which Mr. Kerber is entitled under the Severance Plan and the Additional Severance, in each case without offset for compensation Mr. Kerber may thereafter receive from other sources.